Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Jerry Hostetter

Smithfield Foods, Inc.

(212) 758-2100

jerryhostetter@smithfieldfoods.com

Smithfield Foods Reports First Quarter Earnings

Smithfield, Virginia (August 25, 2005)—Smithfield Foods, Inc. (NYSE: SFD) today reported net income for the first quarter of fiscal 2006 of $49 million, or $.44 per diluted share, versus net income last year of $54.9 million, or $.49 per diluted share. Sales were $3 billion, compared to $2.7 billion last year.

Results for the current quarter include approximately $5 million in operating losses associated with a brief closing of one plant in Poland.

Following are the company’s sales and operating profit by segment:

	13 Weeks Ended
(in millions)	July 31, 2005	August0 1, 2004
Sales
Pork	$1,854.4	$1,763.4
Beef	721.0	594.7
International	284.3	181.8
Hog Production	473.5	527.2
Other	36.9	36.9

	3,370.1	3,104.0
Intersegment	(415.1)	(452.3)

Total Sales	$2,955.0	$2,651.7

Operating Profit
Pork	$10.6	$21.8
Beef	7.3	1.8
International	(5.2)	1.4
Hog Production	115.0	99.6
Other	7.3	6.5
Corporate	(23.3)	(20.3)

Total Operating Profit	$111.7	$110.8

Beginning with the fourth quarter of fiscal 2005 the company changed its reporting segments. Smithfield’s international meat processing operations now are reported separately as the International segment. The Other segment now includes primarily the company’s turkey operations. The prior year’s presentation conforms to the present year. The company’s international hog production operations continue to be reported in the Hog Production segment.

Smithfield’s vertically integrated pork operations enabled the company to realize solid earnings in an otherwise weak fresh pork environment. The fiscal first quarter is generally the weakest quarter of the year for pork, as demand usually is soft in summer months. In addition, the company’s beef operations, and the beef industry in general, continued to labor under difficult industry conditions.

In the pork segment, processed meats volume grew eight percent year-over-year in the base business and nine percent including acquisitions on strong gains in the pre-cooked category and increased volumes in bacon and hotdogs. Fresh pork volume rose nine percent, due in part to continued strong export demand. Margins in fresh pork remained seasonally depressed, but processed meats margins improved substantially year-over-year. Smithfield continued to advance its bacon and ham strategies, as ground was broken recently for a new state-of-the-art ham cooking facility and five new pre-cooked bacon lines are being installed to compliment the existing 13 lines.

As part of a plan to improve efficiencies and fresh pork margins, the company will be rationalizing its east coast operations by ceasing fresh pork processing at its Smithfield Packing plant in Smithfield, Virginia at the end of October. The company expects this move to reduce its total hogs processed in the U.S. by less than two percent, as the vast majority of the volume will be absorbed by the two remaining east coast fresh pork plants which have been operating below full capacity. An estimated pretax charge of approximately $8-10 million will be recorded during the fiscal second quarter. Smithfield Packing plans to utilize the vacated space for additional value-added fresh pork and processed meats and believes this move will improve its cost structure for fresh pork.

In the hog production segment, live hog market prices averaged $51 per hundred weight, 10 percent below last year, while lower grain costs produced raising costs of $40 per hundred weight compared to $43 per hundred weight a year ago. During the first quarter of last year the company’s hog production earnings were reduced by $19 million related to hedging activity and forward purchasing arrangements in live hog and grain futures. The current year results were not impacted significantly by commodity hedging activities or forward purchasing.

The beef segment recorded earnings above a year ago due to a sound performance from its newly-formed cattle feeding joint venture. Beef pricing was weak and most export markets remained closed. Results in the first quarter of fiscal 2005 include almost $3 million of operating losses related to Showcase Foods, Inc., a facility Smithfield closed later in the year.

Increased sales in the beef segment reflected the sell-out of the cattle on feed that were owned by Smithfield but not included in the cattle feeding assets transferred to the joint venture. This sell-out of cattle will continue through the remainder of the calendar year.

The international segment reported a modest loss for the quarter, largely the result of costs incurred and margins lost associated with the temporary plant closing in Poland and very strong competitive pricing pressures in France. The company continues its focus to utilize its international operations to foster and promote increased exports from the U.S. Pork export volumes increased 29 percent over the same quarter last year. This increase in exports follows on the heels of a 30 percent increase in fiscal 2005. The company continues to view exports as a high-growth opportunity.

In the Other segment, the company’s turkey operations posted strong earnings growth on increased value-added, higher margin processed meats and improved margins in its export business. Partially offsetting the strong results in the turkey operations were start up losses in the company’s biodiesel renewable energy project, which is in the initial phase of operations.

“I am satisfied with the company’s performance in the current quarter, given several negative factors in the marketplace,” said Joseph W. Luter, III, chairman and chief executive officer. “I am particularly pleased with our processed meats business. We continue to focus on using all our hams and bellies internally and in growing the pre-cooked category.”

“Our ongoing investment to increase processed meats capacity is paying off and we fully expect to see continued future growth in these important categories.” Mr. Luter noted that fresh pork margins generally improve in the fall as demand seasonally returns. “Fresh pork margins turned positive early this month as we move toward the fall,” said Mr. Luter.

“The second and third fiscal quarters are generally the strongest quarters of the year for our pork operations. Given the current outlook, I fully expect that fiscal year 2006 will be another strong year for Smithfield Foods,” he said.

Smithfield Foods has delivered a 26 percent average annual compounded rate of return to investors since 1975. With sales of $11 billion, Smithfield is the leading processor and marketer of fresh pork and processed meats in the United States, as well as the largest producer of hogs. For more information, visit www.smithfieldfoods.com.

This news release may contain “forward-looking” information within the meaning of the federal securities laws. The forward-looking information may include statements concerning the company’s outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. The forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include availability and prices of livestock, raw materials and supplies, livestock costs, product pricing, the competitive environment and related market conditions, operating efficiencies, access to capital, the cost of compliance with environmental and health standards, adverse results from ongoing litigation and actions of domestic and foreign governments.

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(Table follows)

SMITHFIELD FOODS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per share data)

	13 Weeks Ended
	July 31, 2005	August 1, 2004
Sales	$2,955.0	$2,651.7
Cost of sales	2,677.6	2,394.1

Gross profit	277.4	257.6

Selling, general and administrative expenses	173.5	149.1
Interest expense	38.4	27.6
Equity in income of affiliates	(7.8)	(2.3)

Income before income taxes	73.3	83.2
Income taxes	24.3	28.3

Net income	$49.0	$54.9

Income per share:
Basic	$.44	$.49
Diluted	$.44	$.49

Weighted average shares outstanding:
Basic	111.1	111.1
Diluted	112.1	112.3

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